Progress Energy announces 2010 results and
2011 earnings guidance

Highlights:

Full Year 2010

♦	Reports 2010 GAAP earnings of $2.95 per share, compared to $2.71 per share in 2009, primarily due to prior-year activities related to discontinued non-utility businesses

♦	Reports 2010 ongoing earnings of $889 million, or $3.06 per share, compared to $846 million, or $3.03 per share in 2009

Fourth Quarter 2010

♦	Reports fourth-quarter GAAP earnings of $0.42 per share, compared to $0.55 for the same period last year, primarily due to prior-year activities related to discontinued non-utility businesses

♦	Reports fourth-quarter ongoing earnings of $133 million, or $0.45 per share, compared to $142 million, or $0.50 per share, for the same period last year

2011 Earnings Guidance

♦	Announces 2011 ongoing earnings guidance of $3.00 to $3.20 per share

RALEIGH, N.C. (February 18, 2011) – Progress Energy [NYSE: PGN] announced full-year GAAP earnings of $856 million, or $2.95 per share, compared with GAAP earnings of $757 million, or $2.71 per share, for the same period last year. Full-year ongoing earnings were $889 million, or $3.06 per share, compared to $846 million, or $3.03 per share, last year. The significant drivers in ongoing earnings per share were favorable weather, partially offset by higher O&M. (See the discussion later in this release for a reconciliation of ongoing earnings per share to GAAP earnings per share.)

Fourth-quarter GAAP earnings were $125 million, or $0.42 per share, compared with GAAP earnings of $154 million, or $0.55 per share, for the same period last year. Fourth-quarter ongoing earnings were $133 million, or $0.45 per share, compared to $142 million, or $0.50 per share, for the same period last year. The significant drivers in ongoing earnings per share were higher O&M and income taxes, partially offset by favorable weather. (See the discussion later in this release for a reconciliation of ongoing earnings per share to GAAP earnings per share.)

“Our continued financial discipline, coupled with very favorable weather, allowed us to achieve our financial goals and meet our commitment to customers and shareholders in 2010,” said Bill Johnson, Progress Energy chairman, president and CEO. “We delivered strong financial results, while making the investments necessary to meet customer needs now and in the future.

“For 2011 – even as we move forward with approval activities associated with our merger with Duke Energy – we are focused on cost discipline and managing our business effectively and efficiently while meeting our customers’ energy needs every day,” Johnson said.

Progress Energy announces 2011 ongoing earnings guidance of $3.00 to $3.20 per share. The ongoing earnings guidance excludes the impact, if any, from discontinued operations, the effects of certain identified gains and charges and any merger-related costs from our proposed merger with Duke Energy Corporation. Progress Energy is not able to provide a corresponding GAAP equivalent for the 2011 ongoing earnings guidance due to the uncertain nature and amount of these adjustments.

Progress Energy will host a conference call and webcast at 10 a.m. ET today to review fourth-quarter and full-year 2010 financial performance, as well as discuss 2011 earnings guidance and provide an overall business update.  Additional details are provided at the end of this earnings release.

See pages 3-6 for detailed fourth-quarter and full-year 2010 earnings variance analyses for the Progress Energy Carolinas (PEC), Progress Energy Florida (PEF) and Corporate and Other Businesses segments.

RECENT DEVELOPMENTS

Duke Energy – Progress Energy Merger

•
Announced definitive merger agreement with Duke Energy (the Merger) to combine the two companies in a stock-for-stock transaction and continue as a wholly-owned subsidiary of Duke Energy. Progress Energy shareholders will receive 2.6125 shares of common stock of Duke Energy in exchange for each share of Progress Energy common stock.

•	The Merger is targeted to close by the end of 2011 and is expected to be accretive to adjusted diluted earnings in the first year after closing.
•
Received notice following the Merger announcement that Standard & Poor’s placed the corporate credit and issue ratings of Progress Energy and its subsidiaries on CreditWatch with positive implications, while Fitch and Moody’s affirmed the ratings of Progress Energy and its subsidiaries with stable outlooks.

Financial and Regulatory

•
Received approval from the Florida Public Service Commission (FPSC) to recover all proposed costs in PEF’s annual filings for fuel and purchased power, environmental projects, conservation programs and new nuclear generation. The overall result of these recoveries is a 6 percent reduction in customer bills in 2011, due primarily to lower fuel and purchased power costs as well as a reduced charge related to the Levy Nuclear Plant cost recovery. Within the fuel clause, PEF received approval to collect, subject to refund, replacement power costs related to the Crystal River 3 (CR3) Nuclear Plant outage.

•	Filed with the FPSC a revised demand-side management plan for PEF, which would result in 1,540 GWh of energy savings from 2011 to 2019, seven times more than PEF’s historic goals.
•
Received approval from the North Carolina Utilities Commission (NCUC) to recover all proposed costs of fuel, energy-efficiency programs and renewable energy resources, resulting in a slight net reduction in customer bills effective December 1, 2010, due primarily to lower fuel costs.

•
Issued $500 million of Progress Energy, Inc. 4.40% Senior Notes due 2021 in January 2011, with proceeds to be used, along with available cash on hand, to retire at maturity the $700 million aggregate principal balance of our 7.10% Senior Notes due March 1, 2011.

State-of-the-Art Power System

•
Expect to complete repairs on CR3 in March, and return the unit to service following successful completion of post-repair testing and start-up activities in April 2011. A number of factors affect the return to service date, including regulatory reviews by the NRC and other agencies, emergent work, final engineering designs, testing, weather and other developments.

•
Completed successful refueling and maintenance outage at the Harris Nuclear Plant, executing several major projects including an electric generator replacement, cooling tower fill project, and a fire protection enhancement.

Alternative Energy and Energy Efficiency

•	Launched the SunSense® Residential Solar PV program in North Carolina, which provides incentives to residential customers who install and own solar photovoltaic systems at their homes.
•	Announced an expanded solar energy program in Florida, which includes new incentives for solar photovoltaic systems.
•	Assisted customers in saving more than 243 million kWh through energy-efficiency programs and measures in 2010 throughout the Carolinas and Florida.

Press releases regarding various announcements are available on the company’s website at www.progress-energy.com/aboutus/news.

2010 BUSINESS HIGHLIGHTS

Below are the fourth-quarter and full-year 2010 earnings variance analyses for the company’s segments. See the reconciliation tables on pages 7-8 and on pages S-1 and S-2 of the supplemental data for a reconciliation of ongoing earnings per share to GAAP earnings per share. Also see the attached supplemental data schedules for additional information on PEC and PEF electric revenues, energy sales, energy supply, weather impacts and other topics.

QUARTER-OVER-QUARTER ONGOING EPS VARIANCE ANALYSIS

Progress Energy Carolinas

•	Reported fourth-quarter ongoing earnings per share of $0.42, compared with $0.38 for the same period last year; GAAP earnings per share of $0.40, compared with $0.30 for the same period last year.
•	Reported primary quarter-over-quarter ongoing earnings per share favorability of:
▪	$0.05 weather primarily due to 16 percent higher heating-degree days than 2009; additionally, heating-degree days were 18 percent higher than normal
▪	$0.04 clauses, wholesale and other margin due primarily to higher miscellaneous revenues, favorable non-clause-recoverable purchased power and higher clause-recoverable regulatory returns
▪	$0.03 retail growth and usage
▪	$0.03 AFUDC equity primarily due to increased construction project costs

•	Reported primary quarter-over-quarter ongoing earnings per share unfavorability of:
▪
$(0.06) O&M primarily due to higher nuclear plant outage and maintenance costs driven by expanded scope and more emergent work in 2010 compared to 2009, partially offset by lower storm costs. There were no nuclear outages in the fourth quarter 2009.

▪	$(0.01) other
▪	$(0.01) depreciation and amortization
▪	$(0.01) income taxes
▪	$(0.02) share dilution
•	9,000 net increase in the average number of customers for the three months ended December 31, 2010, compared to the same period in 2009

Progress Energy Florida

•	Reported fourth-quarter ongoing earnings per share of $0.17, compared with $0.28 for the same period last year; GAAP earnings per share of $0.17, compared with $0.27 for the same period last year.
•	Reported primary quarter-over-quarter ongoing earnings per share favorability of:
▪	$0.05 weather primarily due to heating-degree days 125 percent higher than 2009 and 118 percent higher than normal
▪	$0.02 clauses, wholesale and other margin primarily due to higher clause-recoverable regulatory revenues and returns
▪	$0.02 depreciation and amortization primarily due to a change in depreciation rates resulting from a depreciation study in conjunction with the 2009 base rate case
•	Reported primary quarter-over-quarter ongoing earnings per share unfavorability of:
▪	$(0.06) O&M primarily due to higher employee benefits expense and the prior-year pension deferral in accordance with an FPSC order
▪	$(0.05) AFUDC equity primarily due to placing CAIR assets in service
▪	$(0.02) retail growth and usage
▪	$(0.02) interest expense primarily due to higher average debt outstanding and unfavorable AFUDC debt resulting from placing CAIR assets in service
▪	$(0.02) income taxes primarily due to lower deductions for domestic production activities
▪	$(0.01) retail rates
▪	$(0.01) other
▪	$(0.01) share dilution
•	9,000 net increase in the average number of customers for the three months ended December 31, 2010, compared to the same period in 2009

Corporate and Other Businesses (includes primarily Holding Company debt)

•
Reported fourth-quarter ongoing after-tax expenses of $0.14 per share compared with after-tax expenses of $0.16 per share for the same period last year; GAAP after-tax expenses of $0.15 per share, compared with after-tax expenses of $0.02 per share for the same period last year.

•	Reported primary quarter-over-quarter ongoing after-tax expenses per share favorability of:
▪	$0.02 O&M primarily due to the allocation to the Utilities of the corporate tax impact of withdrawals from an employee benefit trust
▪	$0.01 other
▪	$0.01 share dilution
•	Reported primary quarter-over-quarter ongoing after-tax expense per share unfavorability of:
▪	$(0.02) income taxes primarily due to the impact of withdrawals from an employee benefit trust

YEAR-OVER-YEAR ONGOING EPS VARIANCE ANALYSIS

Progress Energy Carolinas

•	Reported full-year ongoing earnings per share of $2.13, compared with $1.93 for the same period last year; GAAP earnings per share of $2.06, compared with $1.83 for the same period last year.
•	Reported primary year-over-year ongoing earnings per share favorability of:
▪
$0.25 weather primarily due to 15 percent higher heating-degree days and 24 percent higher cooling-degree days than 2009; additionally, cooling-degree days were 30 percent higher and heating-degree days were 14 percent higher than normal

▪	$0.11 AFUDC equity primarily due to increased construction project costs
▪	$0.09 clauses, wholesale and other margin primarily due to higher miscellaneous revenues, favorable non-clause-recoverable purchased power and higher clause-recoverable regulatory returns
▪	$0.08 retail growth and usage
▪	$0.02 interest expense primarily due to AFUDC debt resulting from increased construction project costs
•	Reported primary year-over-year ongoing earnings per share unfavorability of:
▪
$(0.19) O&M primarily due to higher nuclear plant outage and maintenance costs driven by three nuclear refueling and maintenance outages in 2010 compared to two in 2009, as well as extended outages and more emergent work in 2010 compared to 2009

▪	$(0.04) income taxes primarily due to the prior-year deduction related to nuclear decommissioning trust funds and changes in tax estimates
▪	$(0.03) depreciation and amortization primarily due to the impact of depreciable asset base increases
▪	$(0.09) share dilution
•	10,000 net increase in the average number of customers for 2010, compared to 2009

Progress Energy Florida

•	Reported full-year ongoing earnings per share of $1.59, compared with $1.65 for the same period last year; GAAP earnings per share of $1.56, compared with $1.65 for the same period last year.
•	Reported primary year-over-year ongoing earnings per share favorability of:
▪	$0.19 weather primarily due to 89 percent higher heating-degree days than 2009 and 124 percent higher than normal
▪	$0.14 depreciation and amortization primarily due to the reduction in the cost of removal component of amortization expense in accordance with the base rate settlement agreement
▪	$0.11 retail rates primarily due to the increase in base rates for the repowered Bartow Plant
▪
$0.10 clauses, wholesale and other margin primarily due to higher clause-recoverable regulatory revenues and returns, partially offset by lower wholesale revenues related to amended contracts and estimated CR3 joint owner replacement power costs

•	Reported primary year-over-year ongoing earnings per share unfavorability of:
▪	$(0.22) AFUDC equity primarily due to placing CAIR assets and the repowered Bartow Plant in service
▪	$(0.17) O&M primarily due to the prior-year pension deferral in accordance with an FPSC order, higher employee benefits expense and the prior-year impact of a change in the vacation benefits policy
▪	$(0.06) interest expense primarily due to higher average debt outstanding and unfavorable AFUDC debt resulting from placing CAIR assets and the repowered Bartow Plant in service
▪	$(0.04) income taxes primarily due to the prior-year deduction related to nuclear decommissioning trust funds
▪	$(0.03) other primarily due to higher property taxes resulting from placing the repowered Bartow Plant in service
▪	$(0.01) retail growth and usage
▪	$(0.07) share dilution
•	4,000 net increase in the average number of customers for 2010, compared to 2009

Corporate and Other Businesses (includes primarily Holding Company debt)

•
Reported full-year ongoing after-tax expenses of $0.66 per share compared with after-tax expenses of $0.55 per share for the same period last year; GAAP after-tax expenses of $0.67 per share, compared with after-tax expenses of $0.77 per share for the same period last year.

•	Reported primary year-over-year ongoing after-tax expenses per share favorability of:
▪	$0.04 O&M primarily due to the allocation to the Utilities of the corporate tax impact of withdrawals from an employee benefit trust
▪	$0.02 share dilution
•	Reported primary year-over-year ongoing after-tax expenses per share unfavorability of:
▪	$(0.11) interest expense primarily due to higher average debt outstanding at the Parent
▪	$(0.05) income taxes primarily due to the impact of withdrawals from an employee benefit trust
▪	$(0.01) other

ONGOING EARNINGS ADJUSTMENTS

Progress Energy’s management uses ongoing earnings per share to evaluate the operations of the company and to establish goals for management and employees. Management believes this non-GAAP measure is appropriate for understanding the business and assessing our potential future performance, because excluded items are limited to those that we believe are not representative of our fundamental core earnings. Ongoing earnings as presented here may not be comparable to similarly titled measures used by other companies. The following table provides a reconciliation of ongoing earnings per share to reported GAAP earnings per share.

Progress Energy, Inc. Reconciliation of Ongoing Earnings per Share to Reported GAAP Earnings per Share

	Three months ended December 31		Years ended December 31
	2010	2009	2010	2009
Ongoing earnings per share	$0.45	$0.50	$3.06	$3.03
Tax levelization	(0.01)	0.02	-	-
CVO mark-to-market	-	0.03	-	0.07
Change in the tax treatment of the Medicare Part D subsidy	-	-	(0.08)	-
Impairment	(0.01)	-	(0.02)	(0.01)
Plant retirement charges	-	(0.05)	-	(0.06)
Cumulative prior period adjustment	-	(0.04)	-	(0.04)
Discontinued operations	(0.01)	0.09	(0.01)	(0.28)
Reported GAAP earnings per share	$0.42	$0.55	$2.95	$2.71
Shares outstanding (millions)	294	281	291	279

Reconciling adjustments from ongoing earnings to GAAP earnings are as follows:

Tax Levelization

Generally accepted accounting principles require companies to apply an effective tax rate to interim periods that is consistent with a company’s estimated annual tax rate. The company projects the effective tax rate for the year and then, based upon projected operating income for each quarter, increases or decreases the tax expense recorded in that quarter to reflect the projected tax rate. The resulting tax adjustment decreased earnings per share by $0.01 for the quarter and increased earnings per share by $0.02 for the same period last year, but has no impact on the company’s annual earnings. Because this adjustment varies by quarter but has no impact on annual earnings, management does not consider this adjustment to be representative of the company’s fundamental core earnings.

Contingent Value Obligation (CVO) Mark-to-Market

In connection with the acquisition of Florida Progress Corporation, Progress Energy issued 98.6 million CVOs. Each CVO represents the right of the holder to receive contingent payments based on net after-tax cash flows above certain levels of four synthetic fuels facilities purchased by subsidiaries of Florida Progress Corporation in October 1999. The CVO liability is valued at fair value, and unrealized gains and losses from changes in fair value are recognized in earnings each quarter. The CVO mark-to-market had no impact for the quarter and increased earnings per share by $0.03 for the same period last year. Progress Energy is unable to predict the changes in the fair value of the CVOs, and management does not consider this adjustment to be representative of the company’s fundamental core earnings.

Change in the Tax Treatment of the Medicare Part D Subsidy

The federal Patient Protection and Affordable Care Act (PPACA) and the related Health Care and Education Reconciliation Act, which made various amendments to the PPACA, were enacted in March 2010. Under prior law, employers could claim a deduction for the entire cost of providing retiree prescription drug coverage even though a portion of the cost was offset by the retiree drug subsidy received. As a result of the PPACA, as amended, retiree drug subsidy payments will effectively become taxable in tax years beginning after December 31, 2012, by requiring the amount of the subsidy received to be offset against the employer’s deduction. Under GAAP, changes in tax law are accounted for in the period of enactment. The change in the tax treatment of the Medicare Part D subsidy decreased earnings by $0.08 for the year and had no impact for the same period last year. Management does not consider this change in tax treatment to be representative of the company’s fundamental core earnings.

Impairment

The company recorded an impairment of certain miscellaneous investments and other assets which decreased earnings per share by $0.01 for the quarter and had no impact for the same period last year. Management does not consider this adjustment to be representative of the company’s fundamental core earnings.

Plant Retirement Charges

The company recognized charges for the impact of PEC’s decision to retire certain coal-fired generating units, with resulting reduced emissions for compliance with the Clean Smokestacks Act’s emission targets. The charges had no impact for the quarter and decreased earnings per share by $0.05 for the same period last year. Since the coal-fired generating units will be retired prior to their estimated useful lives, management does not consider this charge to be representative of the company’s fundamental core earnings.

Cumulative Prior Period Adjustment

The company recorded a cumulative prior period adjustment charge related to certain employee life insurance benefits. The charge had no impact for the quarter and decreased earnings per share by $0.04 for the same period last year. Management does not consider this adjustment to be representative of the company’s fundamental core earnings.

Discontinued Operations

The company has reduced its business risk by exiting nonregulated businesses to focus on the core operations of the utilities. The discontinued operations of these nonregulated businesses decreased earnings per share by $0.01 for the quarter and increased earnings per share by $0.09 for the same period last year. The prior-year impact was due primarily to adjustments related to a litigation judgment against our former Synthetic Fuels businesses. Due to the disposition of these assets, management does not consider this activity to be representative of the company’s fundamental core earnings.

* * * *

Progress Energy’s conference call with the investment community will be held February 18, 2011 at 10 a.m. ET (7 a.m. PT). Investors, media and the public may listen to the conference call by dialing (913) 312-0836, confirmation code 3289071. If you encounter problems, please contact Investor Relations at (919) 546-6057.

A webcast of the live conference call will be available at www.progress-energy.com/webcast. The webcast will be archived on the site for at least 30 days following the call for those unable to listen in real time. The webcast will include audio of the conference call and a slide presentation referred to by management during the call. The slide presentation will be available for download beginning at 9:30 a.m. ET today at www.progress-energy.com/webcast.

Progress Energy (NYSE: PGN), headquartered in Raleigh, N.C., is a Fortune 500 energy company with more than 22,000 megawatts of generation capacity and approximately $10 billion in annual revenues. Progress Energy includes two major electric utilities that serve approximately 3.1 million customers in the Carolinas and Florida. The company has earned the Edison Electric Institute's Edison Award, the industry's highest honor, in recognition of its operational excellence, and was the first utility to receive the prestigious J.D. Power and Associates Founder's Award for customer service. The company is pursuing a balanced strategy for a secure energy future, which includes aggressive energy-efficiency programs, investments in renewable energy technologies and a state-of-the-art power system.  Progress Energy celebrated a century of service in 2008. Visit the company’s website at www.progress-energy.com.

Caution Regarding Forward-Looking Information:

This release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The matters discussed throughout this document involve estimates, projections, goals, forecasts, assumptions, risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements.

Examples of factors that you should consider with respect to any forward-looking statements made throughout this document include, but are not limited to, the following:

•	our ability to obtain the approvals required to complete the Merger and the impact of compliance with material restrictions or conditions potentially imposed by our regulators;
•	the risk that the Merger is terminated prior to completion and results in significant transaction costs to us;
•	our ability to achieve the anticipated results and benefits of the Merger;
•	the impact of business uncertainties and contractual restrictions while the Merger is pending;
•	the impact of fluid and complex laws and regulations, including those relating to the environment and energy policy;
•	our ability to recover eligible costs and earn an adequate return on investment through the regulatory process;
•	the ability to successfully operate electric generating facilities and deliver electricity to customers;
•	the impact on our facilities and businesses from a terrorist attack;
•
the ability to meet the anticipated future need for additional baseload generation and associated transmission facilities in our regulated service territories and the accompanying regulatory and financial risks;

•	our ability to meet current and future renewable energy requirements;
•	the inherent risks associated with the operation and potential construction of nuclear facilities, including environmental, health, safety, regulatory and financial risks;
•	the financial resources and capital needed to comply with environmental laws and regulations;
•	risks associated with climate change;
•	weather and drought conditions that directly influence the production, delivery and demand for electricity;
•	recurring seasonal fluctuations in demand for electricity;
•	the ability to recover in a timely manner, if at all, costs associated with future significant weather events through the regulatory process;
•	fluctuations in the price of energy commodities and purchased power and our ability to recover such costs through the regulatory process;
•	our ability to control costs, including operations and maintenance expense (O&M) and large construction projects;
•	the ability of our subsidiaries to pay upstream dividends or distributions to Progress Energy, Inc. holding company;
•	current economic conditions;
•	the ability to successfully access capital markets on favorable terms;
•	the stability of commercial credit markets and our access to short- and long-term credit;
•	the impact that increases in leverage or reductions in cash flow may have on us;
•	our ability to maintain our current credit ratings and the impacts in the event our credit ratings are downgraded;
•	the investment performance of our nuclear decommissioning trust (NDT) funds;
•	the investment performance of the assets of our pension and benefit plans and resulting impact on future funding requirements;
•	the impact of potential goodwill impairments;

•	our ability to fully utilize tax credits generated from the previous production and sale of qualifying synthetic fuels under Internal Revenue Code Section 29/45K; and
•	the outcome of any ongoing or future litigation or similar disputes and the impact of any such outcome or related settlements.

Many of these risks similarly impact our nonreporting subsidiaries.

These and other risk factors are detailed from time to time in our filings with the SEC. All such factors are difficult to predict, contain uncertainties that may materially affect actual results and may be beyond our control.

Any forward-looking statement is based on information current as of the date of this document and speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after that date on which such statement is made.

# # #

Contacts:                      Corporate Communications – (919) 546-6189 or toll-free (877) 641-NEWS (6397)

PROGRESS ENERGY, INC.
UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2010
UNAUDITED CONSOLIDATED STATEMENTS of INCOME
	Three months ended December 31		Years ended December 31
(in millions except per share data)	2010	2009	2010	2009
Operating revenues	$2,321	$2,307	$10,190	$9,885
Operating expenses
Fuel used in electric generation	726	897	3,300	3,752
Purchased power	283	312	1,279	911
Operation and maintenance	568	534	2,027	1,894
Depreciation, amortization and accretion	240	109	920	986
Taxes other than on income	132	132	580	557
Other	5	(1)	30	13
Total operating expenses	1,954	1,983	8,136	8,113
Operating income	367	324	2,054	1,772
Other income (expense)
Interest income	1	6	7	14
Allowance for equity funds used during construction	24	29	92	124
Other, net	5	(7)	-	6
Total other income, net	30	28	99	144
Interest charges
Interest charges	192	184	779	718
Allowance for borrowed funds used during construction	(8)	(9)	(32)	(39)
Total interest charges, net	184	175	747	679
Income from continuing operations before income tax	213	177	1,406	1,237
Income tax expense	83	45	539	397
Income from continuing operations	130	132	867	840
Discontinued operations, net of tax	(2)	24	(4)	(79)
Net income	128	156	863	761
Net income attributable to noncontrolling interests, net of tax	(3)	(2)	(7)	(4)
Net income attributable to controlling interests	$125	$154	$856	$757
Average common shares outstanding – basic	294	281	291	279
Basic and diluted earnings per common share
Income from continuing operations attributable to controlling interests, net of tax	$0.43	$0.46	$2.96	$2.99
Discontinued operations attributable to controlling interests, net of tax	(0.01)	0.09	(0.01)	(0.28)
Net income attributable to controlling interests	$0.42	$0.55	$2.95	$2.71
Dividends declared per common share	$0.620	$0.620	$2.480	$2.480
Amounts attributable to controlling interests
Income from continuing operations, net of tax	$127	$130	$860	$836
Discontinued operations, net of tax	(2)	24	(4)	(79)
Net income attributable to controlling interests	$125	$154	$856	$757

The Unaudited Consolidated Financial Statements should be read in conjunction with the Company’s Annual Report to shareholders.  These statements have been prepared for the purpose of providing information concerning the Company and not in connection with any sale, offer for sale, or solicitation of an offer to buy any securities.

PROGRESS ENERGY, INC.
UNAUDITED CONSOLIDATED BALANCE SHEETS
(in millions)	December 31, 2010	December 31, 2009
ASSETS
Utility plant
Utility plant in service	$29,708	$28,353
Accumulated depreciation	(11,567)	(11,176)
Utility plant in service, net	18,141	17,177
Other utility plant, net	220	212
Construction work in progress	2,205	1,790
Nuclear fuel, net of amortization	674	554
Total utility plant, net	21,240	19,733
Current assets
Cash and cash equivalents	611	725
Receivables, net	1,033	800
Inventory	1,226	1,325
Regulatory assets	176	142
Derivative collateral posted	164	146
Income taxes receivable	52	145
Prepayments and other current assets	214	248
Total current assets	3,476	3,531
Deferred debits and other assets
Regulatory assets	2,374	2,179
Nuclear decommissioning trust funds	1,571	1,367
Miscellaneous other property and investments	413	438
Goodwill	3,655	3,655
Other assets and deferred debits	325	333
Total deferred debits and other assets	8,338	7,972
Total assets	$33,054	$31,236
CAPITALIZATION AND LIABILITIES
Common stock equity
Common stock without par value, 500 million shares authorized, 293 million and 281 million shares issued and outstanding, respectively	$7,343	$6,873
Unearned ESOP shares (0 and 1 million shares, respectively)	–	(12)
Accumulated other comprehensive loss	(125)	(87)
Retained earnings	2,805	2,675
Total common stock equity	10,023	9,449
Noncontrolling interests	4	6
Total equity	10,027	9,455
Preferred stock of subsidiaries	93	93
Long-term debt, affiliate	273	272
Long-term debt, net	11,864	11,779
Total capitalization	22,257	21,599
Current liabilities
Current portion of long-term debt	505	406
Short-term debt	–	140
Accounts payable	994	835
Interest accrued	216	206
Dividends declared	184	175
Customer deposits	324	300
Derivative liabilities	259	190
Accrued compensation and other benefits	175	167
Other current liabilities	298	239
Total current liabilities	2,955	2,658
Deferred credits and other liabilities
Noncurrent income tax liabilities	1,696	1,196
Accumulated deferred investment tax credits	110	117
Regulatory liabilities	2,635	2,510
Asset retirement obligations	1,200	1,170
Accrued pension and other benefits	1,514	1,339
Derivative liabilities	278	240
Other liabilities and deferred credits	409	407
Total deferred credits and other liabilities	7,842	6,979
Commitments and contingencies
Total capitalization and liabilities	$33,054	$31,236

PROGRESS ENERGY, INC.
UNAUDITED CONSOLIDATED STATEMENTS of CASH FLOWS
(in millions)
Years ended December 31	2010	2009
Operating activities
Net income	$863	$761
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation, amortization and accretion	1,083	1,135
Deferred income taxes and investment tax credits, net	478	220
Deferred fuel (credit) cost	(2)	290
Allowance for equity funds used during construction	(92)	(124)
Loss on sales of assets	9	2
Pension, postretirement and other employee benefits	198	135
Other adjustments to net income	40	134
Cash (used) provided by changes in operating assets and liabilities
Receivables	(200)	26
Inventory	98	(99)
Derivative collateral posted	(23)	200
Other assets	(1)	14
Income taxes, net	90	(14)
Accounts payable	125	(26)
Accrued pension and other benefits	(164)	(285)
Other liabilities	35	(98)
Net cash provided by operating activities	2,537	2,271
Investing activities
Gross property additions	(2,221)	(2,295)
Nuclear fuel additions	(221)	(200)
Purchases of available-for-sale securities and other investments	(7,009)	(2,350)
Proceeds from available-for-sale securities and other investments	6,990	2,314
Other investing activities	61	(1)
Net cash used by investing activities	(2,400)	(2,532)
Financing activities
Issuance of common stock, net	434	623
Dividends paid on common stock	(717)	(693)
Payments of short-term debt with original maturities greater than 90 days	–	(629)
Net decrease in short-term debt	(140)	(381)
Proceeds from issuance of long-term debt, net	591	2,278
Retirement of long-term debt	(400)	(400)
Cash distributions to noncontrolling interests	(6)	(6)
Other financing activities	(13)	14
Net cash (used) provided by financing activities	(251)	806
Net (decrease) increase in cash and cash equivalents	(114)	545
Cash and cash equivalents at beginning of year	725	180
Cash and cash equivalents at end of year	$611	$725

Progress Energy, Inc.
SUPPLEMENTAL DATA - Page S-1
Unaudited
Earnings Variances
Fourth Quarter 2010 vs. 2009
	Regulated Utilities
($ per share)	Carolinas	Florida	Corporate and Other Businesses	Consolidated

2009 GAAP earnings	0.30	0.27	(0.02)	0.55
Tax levelization	(0.01)	0.01	(0.02)	(0.02)	A
CVO mark-to-market			(0.03)	(0.03)	B
Plant retirement charges	0.05			0.05	C
Cumulative prior period adjustment	0.04			0.04	D
Discontinued operations			(0.09)	(0.09)	E
2009 ongoing earnings	0.38	0.28	(0.16)	0.50

Weather - retail	0.05	0.05		0.10	F

Growth and usage - retail	0.03	(0.02)		0.01

Retail rates		(0.01)		(0.01)

Clauses, wholesale and other margin	0.04	0.02		0.06	G

O&M	(0.06)	(0.06)	0.02	(0.10)	H

Other	(0.01)	(0.01)	0.01	(0.01)

AFUDC equity	0.03	(0.05)		(0.02)	I

Depreciation and amortization	(0.01)	0.02		0.01	J

Interest expense		(0.02)		(0.02)	K

Income taxes	(0.01)	(0.02)	(0.02)	(0.05)	L

Share dilution	(0.02)	(0.01)	0.01	(0.02)

2010 ongoing earnings	0.42	0.17	(0.14)	0.45
Tax levelization	(0.01)			(0.01)	A
Discontinued operations			(0.01)	(0.01)	E
Impairment	(0.01)			(0.01)	M
2010 GAAP earnings	0.40	0.17	(0.15)	0.42

Corporate and Other Businesses includes small subsidiaries, Holding Company interest expense, discontinued operations, CVO mark-to-market, purchase accounting transactions and corporate eliminations.
Certain line items presented gross on the Consolidated Statements of Income are netted in this analysis to highlight earnings drivers.

A -	Tax levelization impact, related to cyclical nature of energy demand/earnings and various permanent items of income or deduction.
B -	Impact of change in fair value of outstanding CVOs.
C -	Impact of decision to retire in-service generating units prior to the end of their estimated useful lives.
D -	Related to certain employee life insurance benefits.
E -	Discontinued operations in 2009 consists primarily of adjustments related to a litigation judgment against our former Synthetic Fuels businesses.
F -	Carolinas - Favorable primarily due to 16 percent higher heating-degree days than 2009; additionally, heating-degree days were 18 percent higher than normal.
Florida - Favorable primarily due to heating-degree days 125 percent higher than 2009 and 118 percent higher than normal.
G -	Carolinas - Favorable primarily due to higher miscellaneous revenues, favorable non-clause-recoverable purchased power and higher clause-recoverable regulatory returns.
Florida - Favorable primarily due to higher clause-recoverable regulatory revenues and returns.
H -
Carolinas - Unfavorable primarily due to higher nuclear plant outage and maintenance costs driven by expanded scope and more emergent work in 2010 compared to 2009, partially offset by lower storm costs. There were no nuclear outages in the fourth quarter 2009.

Florida - Unfavorable primarily due to higher employee benefits expense and the prior-year pension deferral in accordance with an FPSC order.
Corporate and Other - Favorable primarily due to the allocation to the Utilities of the corporate tax impact of withdrawals from an employee benefit trust.
I -	AFUDC equity is presented gross of tax as it is excluded from the calculation of income tax expense.
Carolinas - Favorable primarily due to increased construction project costs.
Florida - Unfavorable primarily due to placing CAIR assets in service.
J -	Florida - Favorable primarily due to a change in depreciation rates resulting from a depreciation study in conjunction with the 2009 base rate case.
K -	Florida - Unfavorable primarily due to higher average debt outstanding and unfavorable AFUDC debt resulting from placing CAIR assets in service.
L -	Florida - Unfavorable primarily due to lower deductions for domestic production activities.
Corporate and Other - Unfavorable primarily due to the impact of withdrawals from an employee benefit trust.
M -	Impairment of certain miscellaneous investments and other assets.

Progress Energy, Inc.
SUPPLEMENTAL DATA - Page S-2
Unaudited
Earnings Variances
Full-Year 2010 vs. 2009
	Regulated Utilities
($ per share)	Carolinas	Florida	Corporate and Other Businesses	Consolidated

2009 GAAP earnings	1.83	1.65	(0.77)	2.71
CVO mark-to-market			(0.07)	(0.07)	A
Impairment			0.01	0.01	B
Plant retirement charges	0.06			0.06	C
Cumulative prior period adjustment	0.04			0.04	D
Discontinued operations			0.28	0.28	E
2009 ongoing earnings	1.93	1.65	(0.55)	3.03

Weather - retail	0.25	0.19		0.44	F

Growth and usage - retail	0.08	(0.01)		0.07

Retail rates		0.11		0.11	G

Clauses, wholesale and other margin	0.09	0.10		0.19	H

O&M	(0.19)	(0.17)	0.04	(0.32)	I

Other		(0.03)	(0.01)	(0.04)	J

AFUDC equity	0.11	(0.22)		(0.11)	K

Depreciation and amortization	(0.03)	0.14		0.11	L

Interest expense	0.02	(0.06)	(0.11)	(0.15)	M

Income taxes	(0.04)	(0.04)	(0.05)	(0.13)	N

Share dilution	(0.09)	(0.07)	0.02	(0.14)

2010 ongoing earnings	2.13	1.59	(0.66)	3.06
Impairment	(0.02)			(0.02)	B
Discontinued operations			(0.01)	(0.01)	E
Change in the tax treatment of the Medicare Part D subsidy	(0.05)	(0.03)		(0.08)	O
2010 GAAP earnings	2.06	1.56	(0.67)	2.95

Corporate and Other Businesses includes small subsidiaries, Holding Company interest expense, discontinued operations, CVO mark-to-market, purchase accounting transactions and corporate eliminations.
Certain line items presented gross on the Consolidated Statements of Income are netted in this analysis to highlight earnings drivers.

A -	Impact of change in fair value of outstanding CVOs.
B -	Impairment of certain miscellaneous investments and other assets.
C -	Impact of decision to retire in-service generating units prior to the end of their estimated useful lives.
D -	Related to certain employee life insurance benefits.
E -	Discontinued operations in 2009 consists primarily of adjustments related to a litigation judgment against our former Synthetic Fuels businesses.
F -
Carolinas - Favorable primarily due to 15 percent higher heating-degree days and 24 percent higher cooling-degree days than 2009; additionally, cooling-degree days were 30 percent higher and heating-degree days were 14 percent higher than normal.

Florida - Favorable primarily due to 89 percent higher heating-degree days than 2009 and 124 percent higher than normal.
G -	Florida - Favorable primarily due to the increase in base rates for the repowered Bartow Plant.
H -	Carolinas - Favorable primarily due to higher miscellaneous revenues, favorable non-clause-recoverable purchased power and higher clause-recoverable regulatory returns.

Florida - Favorable primarily due to higher clause-recoverable regulatory revenues and returns, partially offset by lower wholesale revenues related to amended contracts and estimated CR3 joint owner replacement power costs.

I -
Carolinas - Unfavorable primarily due to higher nuclear plant outage and maintenance costs driven by three nuclear refueling and maintenance outages in 2010 compared to two in 2009, as well as extended outages and more emergent work in 2010 compared to 2009.

Florida - Unfavorable primarily due to the prior-year pension deferral in accordance with an FPSC order, higher employee benefits expense and the prior-year impact of a change in the vacation benefits policy.

Corporate and Other - Favorable primarily due to the allocation to the Utilities of the corporate tax impact of withdrawals from an employee benefit trust.
J -	Florida - Unfavorable primarily due to higher property taxes resulting from placing the repowered Bartow Plant in service.
K -	AFUDC equity is presented gross of tax as it is excluded from the calculation of income tax expense.
Carolinas - Favorable primarily due to increased construction project costs.
Florida - Unfavorable primarily due to placing CAIR assets and the repowered Bartow Plant in service.
L -	Carolinas - Unfavorable primarily due to the impact of depreciable asset base increases.
Florida - Favorable primarily due to the reduction in the cost of removal component of amortization expense in accordance with the base rate settlement agreement.
M -	Carolinas - Favorable primarily due to AFUDC debt resulting from increased construction project costs.
Florida - Unfavorable primarily due to higher average debt outstanding and unfavorable AFUDC debt resulting from placing CAIR assets and the repowered Bartow Plant in service.
Corporate and Other - Unfavorable primarily due to higher average debt outstanding at the Parent.
N -	Carolinas - Unfavorable primarily due to the prior-year deduction related to nuclear decommissioning trust funds and changes in tax estimates.
Florida - Unfavorable primarily due to the prior-year deduction related to nuclear decommissioning trust funds.
Corporate and Other - Unfavorable primarily due to the impact of withdrawals from an employee benefit trust.
O -	Change in the tax treatment of the Medicare Part D subsidy related to the Patient Protection and Affordable Care Act and the related Health Care and Education Reconciliation Act enacted in March 2010.

Progress Energy, Inc.
SUPPLEMENTAL DATA - Page S-3
Unaudited - Data is not weather-adjusted

Utility Statistics

	Three Months Ended			Three Months Ended			Percentage Change
	December 31, 2010			December 31, 2009(a)			From December 31, 2009
Operating Revenues (in millions)	Carolinas	Florida	Total Utilities	Carolinas	Florida	Total Utilities	Carolinas	Florida
Residential	$264	$237	$501	$237	$240	$477	11.4%	(1.3	) %
Commercial	170	89	259	162	88	250	4.9	1.1
Industrial	87	17	104	86	19	105	1.2	(10.5)
Governmental	15	23	38	14	23	37	7.1	-
Unbilled	24	(7)	17	22	(19)	3	-	-
Total retail base revenues	560	359	919	521	351	872	7.5	2.3
Wholesale base revenues	77	39	116	72	39	111	6.9	-
Total base revenues	637	398	1,035	593	390	983	7.4	2.1
Clause-recoverable regulatory returns	5	47	52	2	27	29	150.0	74.1
Miscellaneous revenue	36	49	85	26	49	75	38.5	-
Fuel and other pass-through revenues	450	695	1,145	445	772	1,217	-	-
Total operating revenues	$1,128	$1,189	$2,317	$1,066	$1,238	$2,304	5.8%	(4.0	) %

Energy Sales (millions of kWh)
Residential	4,013	4,618	8,631	3,564	4,699	8,263	12.6%	(1.7	) %
Commercial	3,263	2,905	6,168	3,111	2,977	6,088	4.9	(2.4)
Industrial	2,606	748	3,354	2,597	799	3,396	0.3	(6.4)
Governmental	370	836	1,206	360	847	1,207	2.8	(1.3)
Unbilled	600	(150)	450	587	(609)	(22)	-	-
Total retail	10,852	8,957	19,809	10,219	8,713	18,392	6.2	2.8
Wholesale	3,233	640	3,873	3,424	727	4,151	(5.6)	(12.0)
Total energy sales	14,085	9,597	23,682	13,643	9,440	23,083	3.2%	1.7%

Energy Supply (millions of kWh)
Generated
Steam	7,023	3,325	10,348	6,471	3,370	9,841
Nuclear	5,169	-	5,169	6,609	-	6,609
Combustion turbines/combined cycle	1,256	4,977	6,233	649	4,708	5,357
Hydro	102	-	102	169	-	169
Purchased	1,065	1,916	2,981	299	1,923	2,222
Total energy supply (company share)	14,615	10,218	24,833	14,197	10,001	24,198

Impact of Weather to Normal on Retail Sales
Heating-degree days
Actual	1,399	366		1,209	163		15.7%	124.5%
Normal	1,189	168		1,175	192
Cooling-degree days
Actual	70	396		52	526		34.6%	(24.7	) %
Normal	75	442		74	455
Impact of retail weather to normal on EPS	$0.05	$0.07	$0.12	$0.00	$0.02	$0.02

(a) Certain amounts for 2009 have been reclassified to conform to the 2010 presentation.

Progress Energy, Inc.
SUPPLEMENTAL DATA - Page S-4
Unaudited - Data is not weather-adjusted

Utility Statistics

	Year Ended			Year Ended			Percentage Change
	December 31, 2010			December 31, 2009(a)			From December 31, 2009
Operating Revenues (in millions)	Carolinas	Florida	Total Utilities	Carolinas	Florida	Total Utilities	Carolinas	Florida
Residential	$1,242	$1,045	$2,287	$1,128	$946	$2,074	10.1%	10.5%
Commercial	726	359	1,085	707	340	1,047	2.7	5.6
Industrial	365	75	440	356	72	428	2.5	4.2
Governmental	65	92	157	59	87	146	10.2	5.7
Unbilled	10	17	27	5	9	14	-	-
Total retail base revenues	2,408	1,588	3,996	2,255	1,454	3,709	6.8	9.2
Wholesale base revenues	305	160	465	308	207	515	(1.0)	(22.7)
Total base revenues	2,713	1,748	4,461	2,563	1,661	4,224	5.9	5.2
Clause-recoverable regulatory returns	13	173	186	9	87	96	44.4	98.9
Miscellaneous revenue	138	216	354	114	189	303	21.1	14.3
Fuel and other pass-through revenues	2,058	3,117	5,175	1,941	3,314	5,255	-	-
Total operating revenues	$4,922	$5,254	$10,176	$4,627	$5,251	$9,878	6.4%	0.1%

Energy Sales (millions of kWh)
Residential	19,108	20,524	39,632	17,117	19,399	36,516	11.6%	5.8%
Commercial	14,184	11,896	26,080	13,639	11,884	25,523	4.0	0.1
Industrial	10,665	3,219	13,884	10,368	3,285	13,653	2.9	(2.0)
Governmental	1,574	3,286	4,860	1,497	3,256	4,753	5.1	0.9
Unbilled	172	458	630	360	131	491	-	-
Total retail	45,703	39,383	85,086	42,981	37,955	80,936	6.3	3.8
Wholesale	13,999	3,857	17,856	13,966	3,835	17,801	0.2	0.6
Total energy sales	59,702	43,240	102,942	56,947	41,790	98,737	4.8%	3.5%

Energy Supply (millions of kWh)
Generated
Steam	30,528	14,443	44,971	27,261	13,159	40,420
Nuclear	21,624	-	21,624	24,467	4,945	29,412
Combustion turbines/combined cycle	5,429	22,427	27,856	3,634	17,620	21,254
Hydro	608	-	608	651	-	651
Purchased	3,985	9,488	13,473	3,251	8,745	11,996
Total energy supply (company share)	62,174	46,358	108,532	59,264	44,469	103,733

Impact of Weather to Normal on Retail Sales
Heating-degree days
Actual	3,512	1,046		3,058	554		14.8%	88.8%
Normal	3,092	467		3,074	577
Cooling-degree days
Actual	2,239	3,045		1,810	3,114		23.7%	(2.2	) %
Normal	1,717	3,000		1,704	2,981
Impact of retail weather to normal on EPS	$0.28	$0.26	$0.54	$0.03	$0.07	$0.10

(a) Certain amounts for 2009 have been reclassified to conform to the 2010 presentation.

Progress Energy, Inc.
SUPPLEMENTAL DATA - Page S-5
Unaudited

O&M Expenses Primarily Recoverable through Base Rates (a)
	Three months ended December 31,		Years ended December 31,
(in millions)	2010	2009	2010	2009
Reported GAAP O&M	$568	$534	$2,027	$1,894
Adjustments
Carolinas
Fuel clauses	(5)	(5)	(24)	(21)
Environmental clause	(1)	-	(3)	(2)
DSM/EE and REPS cost recovery clauses (b)	(6)	(4)	(26)	(13)
Florida
Energy conservation cost recovery clause (ECCR)	(22)	(19)	(93)	(75)
Environmental cost recovery clause (ECRC)	(15)	(14)	(66)	(87)
Nuclear cost recovery	(1)	(1)	(5)	(4)
O&M Expenses Primarily Recoverable through Base Rates	$518	$491	$1,810	$1,692

(a)	The preceding table provides a reconciliation of reported GAAP O&M to O&M Primarily Recoverable through Base Rates. O&M Primarily Recoverable through Base Rates excludes certain expenses that are recovered through cost-recovery clauses which have no material impact on earnings. Management believes this presentation is appropriate and enables investors to more accurately compare the company's O&M expense over the periods presented. O&M Primarily Recoverable through Base Rates as presented here may not be comparable to similarly titled measures used by other companies.
(b)	DSM = Demand-side Management EE = Energy efficiency REPS = Renewable energy portfolio standard

Financial Statistics
	December 31, 2010	December 31, 2009 (a)
Return on average common stock equity (rolling 12 months)	8.7%	8.1%
Book value per common share	$34.05	$33.53
Capitalization
Total equity	43.6%	42.3%
Preferred stock of subsidiaries	0.4%	0.4%
Total debt	56.0%	57.3%
Total Capitalization	100.0%	100.0%

(a)	Restated to include prior period adjustment that is not material to previously issued or current period financial statements.